SENTRY PETROLEUM ENTERS INTO CONDITIONAL AGREEMENT TO ACQUIRE KYRGYZSTAN EXPLORATION INTERESTS

Denver, Colorado - (Marketwire - April 11, 2008) -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that it has entered into a conditional joint venture agreement with Monitor Energy Limited pursuant to Monitor Energy's petroleum exploration licenses in Kyrgyzstan.

The company advises that the agreement is conditional on a 90 day financing due diligence provision. At any time prior to the expiration of the 90 day period Sentry may choose not to proceed with the agreement. All obligations and interests contained therein are not enforceable by and between the parties until the expiration of the 90 day period or Sentry's waiver of the termination clause.

Speaking on the agreement Sentry Petroleum CEO Alan Hart advised, "I stress that the agreement is conditional. We are confident that the investment community will favourably endorse the opportunity and support what we view as a significant potential addition to our rapidly evolving oil and gas portfolio."

Speaking on the potential of Kyrgyzstan, Sentry Petroleum President Raj Rajeswaran commented, "The country of Kyrgyzstan is still largely unexplored for petroleum and sits surrounded by a vast oil and gas region. If the agreement is consummated it will provide Sentry with significant exploration potential. We expect to affirm our obligations within the 90 day provision period."

About Sentry Petroleum:
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

About Monitor Energy Limited:
Monitor Energy Limited is an Australian Stock Exchange listed company with its business in the energy sector, primarily oil and gas.

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.